Exhibit 10.1
DATED 29 NOVEMBER 2007
LCC UNITED KINGDOM LIMITED
and
SEMAB MANAGEMENT SRL

SETTLEMENT AGREEMENT
- WITHOUT PREJUDICE & SUBJECT TO CONTRACT -

Reed Smith Richards Butler LLP
Beaufort House
15 St Botolph Street
London EC3A 7EE
Tel: +44 (0) 20 72476555
Fax: +44 (0) 20 72475091
REF: MTH/723802.118

THIS AGREEMENT is dated the 29th day of November 2007 and is made
BETWEEN:
(1)	LCC UNITED KINGDOM LIMITED, a company whose registered office is at 91 – 93 Baker Street, London W1U 6QQ, United Kingdom (the “Company”); and

(2)	SEMAB MANAGEMENT SRL of Corso Inghilterra 31, 10138, Torino, Italy (the “Supplier”).
WHEREAS:
(A)	The Supplier has been engaged by the Company to provide certain consulting services under the terms of the Consulting Agreement;

(B)	Mr Carlo Baravalle of Via Ariosto 32, 20145 Milan, is an employee of the Supplier (“the Supplier’s Employee”) and agreed in a letter to the Company dated 23rd December 2004 to be the employee of the Supplier who would be the principal person involved in the provision of the consultancy services referred to above; and

(C)	The parties have agreed that the above-mentioned Consulting Agreement will come to an end on the terms set out in this Agreement, the Company having given 12 months prior written notice on 5th October 2007 to terminate the Consulting Agreement in accordance with its terms.
IT IS AGREED as follows:
1.	DEFINITIONS

In this Agreement:

1.1	“Adjusted Backlog” means Backlog adjusted up or down for material positive and/or negative events (such as extension and/or increase of existing contracts, new contracts, cancellation and/or material reductions of existing contracts) following a review as at 30th June 2008 by the Financial Officers and certified by them in writing as the final figure upon which the bonus described in clause 3.4 of this Agreement should be based. For the purpose of this definition the revenues booked in the period 1st April 2008 to 30th June 2008 are not considered a negative event and therefore are not deducted from Backlog;

1.2	“Backlog” means the total amount of firm backlog for the 12 month period commencing 1st April 2008 and ending 31st March 2009 attributable to contracts approved by LCC to be delivered in Saudi Arabia or for Saudi Arabian clients and certified in writing as at 31st March 2008 by the Financial Officers;

1.3	the “Consulting Agreement” means the consulting agreement between the Company and the Supplier, dated 23rd December 2004;

1.4	the “Financial Officers” means the Chief Financial Officer of LCC and the SVP Operational Support & Finance LCC EMEA as appointed from time to time;

1.5	“Group Company” means any one of the Company, LCC and any subsidiary company of LCC (the term “subsidiary” being as defined by section 736 of the Companies Act 1985 (as originally enacted)) and any associated company of any such company (as defined by section 416 of the Income and Corporation Taxes Act 1988 (as amended));

1.6	“Independent Adviser” means Allen & Overy LLP, One Bishops Square, London E1 6AO;

1.7	“LCC” means LCC International, Inc. a Delaware corporation whose principal place of business is at 7900 West Park Drive, Suite 315-A, McLean, Virginia 22102, USA;

1.8	“Services” means the services of the Supplier’s Employee to be provided by the Supplier to the Company between the date of this Agreement and the Termination Date, as more particularly described in clauses 3.1 and 3.6 of this Agreement;

1.9	“STC” means the Saudi Telecommunications Company; and

1.10	the “Termination Date” means 5th October 2008.

2.	TERMINATION OF CONSULTING AGREEMENT

The Supplier hereby accepts and confirms that the Consulting Agreement will terminate on the Termination Date. The parties agree that the Consulting Agreement will remain in force and effect between the date of this Agreement and the Termination Date, subject to the deletion of clauses 6.1, 6.2.2, 6.2.3, 6.2.4 and 6.2.5 of the Consulting Agreement and to the amendments to other provisions of that agreement outlined in clauses 3 and 6 below with effect from the date of this Agreement.

3.	INTERIM ARRANGEMENTS

3.1	The parties agree that, with effect from the date of this Agreement, Supplier shall cease to provide the services that are described in Exhibit A of the Consulting Agreement, save that the provisions relating to holidays shall continue to apply.

Between the date of this Agreement and 5th April 2008, the services to be provided by the Supplier to the Company shall be as follows:
3.1.1	the Supplier’s Employee shall be Senior Advisor to the Chief Executive Officer (“CEO”) of LCC;

3.1.2	In this capacity the Supplier’s Employee will, acting in the best interests of any Group Companies with which he may be involved and, using his reasonable endeavours, provide such assistance as the CEO of LCC may reasonably require to:
(i)	transition to LCC the relationships that the Supplier’s Employee currently has with agents and clients in the Middle East and Africa as a result of working with any Group Companies;

(ii)	renew the contract between the Company (through its branch office in the Kingdom of Saudi Arabia) and STC that exists at the date of this Agreement;

(iii)	develop additional business for Group Companies in Saudi Arabia and the Middle East; and

(iv)	ensure that the team of staff employed or engaged by Group Companies in the Middle East and Africa is motivated and aligned to the interests of LCC and all Group Companies, and will travel to such places as may reasonably be required in order to fulfil the obligations outlined above.
3.2	In consideration of the provision of the services outlined in clause 3.1 above by the Supplier, the Company will continue to pay the Supplier the service fees described under the heading Service Fees in Exhibit B of the Consulting Agreement in equal monthly instalments until 5th April 2008 on the same basis as applied immediately prior to the date of this Agreement, being Euro38,000 per month. Save as specified in clause 3.8 below, such service fees shall cease to be payable by the Company after 5th April 2008. Save as specifically outlined in clauses 3.3 to 3.5 below, there shall be no Additional Incentives payable by the Company to the Supplier between the date of this Agreement and the Termination Date or thereafter.

3.3	The Company agrees to pay the Supplier a bonus of US$375,000 in respect of the 2006 financial year of LCC within 5 working days after the filing with the US Securities and Exchange Commission by LCC of its Annual Report on Form 10-K for

the fiscal period ended 31st December 2006 and the date of payment of the bonuses for senior executives of the Company and any Group Companies who are based in Europe, the Middle East and Africa for 2006, of which the foregoing bonus is one, is approved in writing by LCC’s Chief Executive Officer.

3.4	The Company agrees to pay to the Supplier as detailed in clause 3.5 below a further bonus in the event that the Backlog is at least US$13,000,000. This bonus will be calculated as follows:
3.4.1	if the Backlog is US13,000,000 or more, US$75,000;

3.4.2	if the Backlog is between US$13,000,000 and US$30,000,000, the sum referred to in clause 3.4.1 above plus 0.05% of the amount over US$13,000,000 up to US$30,000,000; and

3.4.3	if the Backlog exceeds US$30,000,000, the sums referred to in clauses 3.4.1 and 3.4.2 above plus 0.06% of the amount over US$30,000,000.
3.5	In the event that a bonus is payable to the Supplier in accordance with clause 3.4, it will be paid by the Company in 5 monthly instalments on or before the last working day of each calendar month following 5th April 2008, with the first such payment being made on 30th April 2008, as follows:
3.5.1	each of the first three instalments will be 20% of the total bonus payable based on the initial calculation of the Backlog;

3.5.2	the remainder of the bonus payable will be determined by calculating the total bonus payable under clause 3.4 based on the Adjusted Backlog and subtracting from that sum the instalments already paid to the Supplier pursuant to clause 3.5.1, which will be paid by the Company in two further equal instalments, the last of which shall be on or before 30th August 2008.
3.6	Between 6th April and 5th October 2008, the Supplier will not be required by the Company to provide any specific services to any Group Companies, save that in consideration of the payment by the Company of a monthly retainer of US$1 during such period the CEO of LCC may contact the Supplier’s Employee at reasonable times to seek his advice and reasonable assistance on issues that are within his knowledge by virtue of his past connection with the Company, LCC and other Group Companies.

3.7	During the period 6th April to 5th October 2008, the Supplier and the Supplier’s Employee will be free to provide their services to, undertake employment or be otherwise engaged with any third party, subject to the terms of the Consulting Agreement but with the exception of any obligations in such Agreement to provide services to the Company other than those outlined in clause 3.6 above.

3.8	The Company agrees to pay to the Supplier a lump sum equal to six months service fees, being Euro228,000, within 5 working days after 5th April 2008 provided that the Supplier has complied with its obligations under clauses 4, 6.1 and 8 of this Agreement.

3.9	The Company confirms, and procures that LCC confirms, that any stock options or restricted stock units that may have been awarded to the Supplier or to Supplier’s Employee by LCC will continue to vest and will be exercisable in accordance with the terms of the relevant plans and agreements under which such stock options and restricted stock units have been awarded, which contemplate vesting for as long as the Supplier’s Employee is providing services to the Company under the terms of the Consulting Agreement (as amended by this Agreement).

3.10	The Company confirms that it has directors and officers liability insurance cover in place as specified in the letter from AON insurers to Peter Deliso of LCC dated 20 November 2007 (“the AON Letter”), a copy of which is annexed to this Agreement as Appendix 2, and confirms that such cover will be maintained as set out in the AON Letter. The Company further confirms that this Agreement does not alter or affect the terms of any indemnities that are provided under the Articles of Association or any similar governing documentation (“Governing Documents”) of any companies of which the Supplier’s Employee has been a director and/or officer, which will continue to apply to the extent permitted in the Governing Documents.

3.11	The Supplier will be responsible for the payment of any tax, national insurance or other social security contributions referable to the payments outlined in this Agreement. The Supplier hereby agrees to indemnify the Company and any Group Company on a continuing basis against any tax, national insurance or other social security contributions, penalties, interest, costs and expenses that the Company or any Group Company is obliged to pay in respect of such payments anywhere in the world.

4.	WAIVERS

4.1	In consideration of the agreement by the Company to continue the Consulting Agreement (as amended by this Agreement) until 5th October 2008 and to pay as a lump sum the payment referred to in clause 3.8 above, the Supplier accepts that, without any admission of liability on the part of the Company or any Group Company, the arrangements contained in this Agreement are in full and final settlement of any actual or potential claims that the Supplier or the Supplier’s Employee may have against the Company or any Group Companies or any of their officers or employees arising out of the Consulting Agreement, its termination in accordance with the terms of this Agreement or otherwise (including, without limitation, whether contractual, statutory, tortious or otherwise) in any relevant jurisdictions (including, but not limited to England, Italy and the United States of America). The Supplier further accepts that the payments due from the Company that are set out in this Agreement shall constitute the full extent of the liability of the Company to the Supplier for the remainder of the Consulting Agreement and thereafter, save that this waiver does not prevent the Supplier from enforcing the terms of this Agreement or the Supplier’s Employee from bringing any claim in relation to a personal injury arising out of his involvement with the Company of which he is not aware as at the date of this Agreement.

4.2	The Supplier hereby confirms that:
4.2.1	the Supplier’s Employee has not been an employee of the Company during the term of the Consulting Agreement in any jurisdiction;

4.2.2	the only claim that the Supplier believes that it may have against the Company arising out of the Consulting Agreement or its termination (without admission of liability on the part of the Company) is for breach of contract;

4.2.3	it is not aware as of the date of this Agreement of the Supplier’s Employee suffering from any personal injury due to his involvement with the Company or any Group Company as at the date of this Agreement;

4.2.4	it will not and will procure that the Supplier’s Employee does not issue any proceedings against the Company or any Group Company or their officers or employees in relation to the possible claim referred to in clause 4.2.2 above or any other possible claims arising from the Consulting Agreement or its termination in accordance with the terms of this Agreement; and

4.2.5	it has taken legal advice from the Independent Adviser in respect of all rights, claims and proceedings that it or the Supplier’s Employee may have against the Company, any Group Company or their officers or employees arising from the Consulting Agreement or its termination.
4.3	The Company waives all claims that it may have against the Supplier and the Supplier’s Employee as at the date of this Agreement, other than any claims arising from any criminal, fraudulent or wilfully negligent act or omission, arising out of the performance or otherwise by the Supplier of its obligations under the terms of the Consulting Agreement or (subject to clause 3.10 above) from any breach by the Supplier’s Employee of his fiduciary duties as a director or officer of any Group Company. The Company confirms that it is not aware of any claims that it has or may have against the Supplier or the Supplier’s Employee.

4.4	The parties each acknowledge and agree that they have agreed these terms in reliance on the undertakings, representations and warranties set out in this Agreement.

5.	LEGAL EXPENSE

The Company shall on the production of an appropriate copy VAT invoice pay direct to the Independent Adviser reasonable fees up to a maximum of US$20,000, exclusive of any VAT payable, in respect of the Supplier’s and the Supplier’s Employee’s legal expenses relating exclusively to the negotiation and preparation of this Agreement.

6.	RESTRICTIONS

6.1	The Supplier undertakes that it will not, and will procure that the Supplier’s Employee will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company or a Group Company or their officers or employees. The Company will use its reasonable endeavours to procure that none of its directors or officers and that no directors of officers of the Company or of any Group Company with which the Supplier and the Supplier’s Employee have been involved during the term of the Consulting Agreement will, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Supplier or the Supplier’s Employee.

6.2	The parties to this Agreement each agree to keep the discussions and circumstances leading up to the conclusion of this Agreement confidential and agree not to disclose, communicate or otherwise make public the same to anyone (save that the Supplier’s Employee may disclose such matters to his immediate family and that the parties may all disclose such matters to their professional advisers, the relevant tax authorities and otherwise as may be required to be disclosed by law or a relevant regulatory authority).

6.3	The Supplier further confirms that it will, and will procure that the Supplier’s Employee will, remain bound by and will comply with the obligations set out in clauses 3.3, 3.4, 3.5, 4 and 5 of the Consulting Agreement in so far as they are stated

in that agreement to apply after its termination, save that clauses 3.3 to 3.5 of such agreement shall be amended as follows with effect from the date of this Agreement:
6.3.1	the 12 month period prior to the termination of the Consulting Agreement that is referred to in each of such clauses, shall be deemed to be the 12 month period leading up to and including 5th April 2008; and

6.3.2	the periods during which the restrictions contained in each of such clauses may be enforced by the Company shall be reduced from 12 to 6 months following the Termination Date.
7.	COMPANY PROPERTY

With the exception of the laptop computer, mobile phone handset and number, printer and router that the Company has provided to the Supplier (which the Company agrees to transfer to the Supplier with effect from the Termination Date without giving any warranty as to their servicability) and any board papers, the Supplier will use its reasonable endeavours to return on or before the 5th April 2008 to the Company all property, equipment, records, correspondence, documents, files, discs, software and other information (whether originals, copies or extracts) belonging to the Company or to any Group Company which may be in the possession, power or control of either the Supplier or the Supplier’s Employee and further confirms that neither it nor the Supplier’s Employee shall retain any copies.

8.	RESIGNATION FROM OFFICES

Upon payment to the Supplier of the 2006 bonus as per clause 3.3 the Supplier will procure that with immediate effect the Supplier’s Employee will resign from all offices (whether directorships, trusteeships or other offices) which he holds in the Company and/or any Group Company or otherwise by virtue of the provision of his services under the terms of the Consulting Agreement by signing and returning to the Company a letter in the form annexed to this Agreement as Appendix 1.

9.	THIRD PARTIES

Save for or in relation to any Group Company, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

10.	JURISDICTION

The terms of this Agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the jurisdiction of the English courts.

11.	BINDING AGREEMENT

This Agreement shall constitute a binding agreement as soon as it is signed by the Company and the Supplier, at which point its without prejudice nature shall fall away.

12.	MULTIPLE COPIES

This agreement may be executed by any number of counterparts each in the like form, all of which taken together shall constitute one and the same document and any party may execute this Agreement by signing any one or more of such counterparts.

13.	INTERPRETATION

13.1	The headings to clauses are for convenience only and have no legal effect.

13.2	Each clause or sub-clause of this Agreement constitutes an entirely separate and severable provision, such that if any part of this Agreement shall be found to be void, invalid or unenforceable, whether in whole or in part, the parties agree that such part or parts should be deleted as necessary to make the Agreement valid, effective and enforceable.

14.	WHOLE AGREEMENT

Provided always that any obligations in the Consulting Agreement that continue to apply after the date of this Agreement will continue to apply (subject to any amendments set out in this Agreement), this Agreement sets out the entire agreement between the Supplier and the Company and supersedes all prior discussions between such parties or their advisors and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given whether orally or in writing.

AGREED:

Signed	Dated

For and on behalf of LCC UNITED KINGDOM LIMITED

Signed	Dated

For and on behalf of SEMAB MANAGEMENT SRL

APPENDIX 1
RESIGNATION LETTER
To The Directors
LCC Pakistan Private Ltd.
LCC United Kingdom, Ltd.
LCC Deployment Services UK, Ltd.
LCC Southern Europe Holdings
LCC Italia, Srl
LCC Wireless Communications Espana, SA
Detron LLC Network Services, B.V.
LCC International GmbH
LCC Middle East Holdings
LCC Middle East FZ-LLC
LCC Detron Belgium NV
LCC Projects BV
LCC Professionals BV
LCC Fixed BV
LCC UK – Saudi Branch
LCC UK – Spain Branch
[Date]
Dear Sirs
I hereby do tender my resignation with immediate effect from the offices of director and other offices that I currently hold in the above companies and confirm that I have no claims and rights of action against such companies as a result of the resignation from such offices.
Yours faithfully
Carlo Baravalle

APPENDIX 2
COPY OF AON LETTER